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                                  EXHIBIT 99.1

                   PHARMACIA & UPJOHN, INC. SAVINGS PLUS PLAN



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                            PHARMACIA & UPJOHN, INC.
                                Savings Plus Plan


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                                    ARTICLE 1
                                     PURPOSE

         In recognition of the services provided by certain key employees, the Board of Directors of Pharmacia & Upjohn, Inc. ("P&U") hereby adopts a deferred compensation plan (the "Plan") to make additional retirement benefits and increased financial security, on a tax-favored basis, available to those individuals, effective July 1, 1999. Under the Plan, the Board also intends to provide a vehicle that will allow for additional future compensation to be paid to these individuals so that such employees may be retained and their productive efforts encouraged.

                                    ARTICLE 2
                                   DEFINITIONS

         Account. "Account" means, with respect to a Participant, the account established on the books of the Company pursuant to Section 5.1.

         Affiliate. "Affiliate" means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with P&U. "Affiliate" also includes any other organization similarly related to P&U that is designated as such by the Board.

         Annual Incentive Deferral. "Annual Incentive Deferral" means the portion of a Participant's Compensation based on the Company's annual incentive plan, in which the Participant participates, that the Participant has elected to defer pursuant to Article 4.

         Base Salary Deferral. "Base Salary Deferral" means the portion of a Participant's Compensation constituting base salary from the Company that the Participant has elected to defer pursuant to Article 4.

         Beneficiary. "Beneficiary" means the person or persons designated as such in accordance with Section 10.3.

         Board. "Board" means the Board of Directors of P&U.

         Change of Control. "Change of Control" shall mean:

(1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficiary ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 33% or more of either (i) the then outstanding shares of Common Stock of P&U (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of P&U entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"): provided, however, that the following acquisitions of Outstanding Company Common Stock or Outstanding Company Voting Securities shall not constitute a Change of Control:
(A) any acquisition by P&U, (B) any acquisition by an employee


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benefit plan (or related trust) sponsored or maintained by P&U or any corporation controlled by P&U, or (C) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving P&U, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Section shall be satisfied; and provided further that, for purposes of clause
(A), if any Person (other than P&U or any employee benefit plan (or related trust) sponsored or maintained by P&U or any corporation controlled by P&U) shall become the beneficial owner of 33% or more of the Outstanding Company Common Stock or 33% or more of the Outstanding Company Voting Securities by reason of any acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities by P&U and such Person shall, after such acquisition by P&U, becomes the beneficial owner of any additional shares of the Outstanding Company Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute Change in Control;

(2) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of P&U subsequent to the date hereof whose election, or nomination for election by P&U's stockholders, was approved by the vote of at least three-quarters of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of P&U in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of P&U as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

(3) approval by the stockholders of P&U of a reorganization, merger or consolidation involving P&U unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than P&U, any employee benefit plan (or related trust) sponsored or maintained by P&U or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by P&U), or any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially

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owns, directly or indirectly, 33% or more of the then outstanding shares of common stock of such corporation or 33% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

(4) (i) approval by the stockholders of P&U of a plan of complete liquidation or dissolution of P&U or (ii) the sale or other disposition of all or substantially all of the assets of P&U other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 50% of the then outstanding shares of common stock thereof and more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than P&U, any employee benefit plan (or related trust) sponsored or maintained by P&U or such corporation (or any corporation controlled by P&U), or any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 33% or more of the then outstanding shares of common stock thereof entitled to vote generally in the election of directors and
(C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition (or were approved directly or indirectly by the Incumbent Board).

         Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         Committee. "Committee" means the Compensation Committee appointed by the Board which shall administer the Plan and which also may act for P&U, the Company or the Board in making decisions and performing specified duties under the Plan. The Committee may delegate any or all of its duties under the Plan in which case the term "Committee" shall apply to the Committee's delegate to the same extent as it would have applied to the Committee.

         Company. "Company" means P&U and any Affiliate which is authorized by the Board to adopt the Plan and to cover its Eligible Employees and whose designation as such has become effective upon acceptance of such status by the board of directors of the Affiliate. An Affiliate may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan and amendments

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thereto shall apply to the Eligible Employees of the Affiliate. In the event the designation is revoked by the board of directors of an Affiliate, the Plan shall be deemed terminated only with respect to such Affiliate.

         Company Contributions. "Company Contributions" are those credited to the Participant's Account by the Company in an amount equal to 50% of the Participant's Base Salary Deferral not in excess of 5% of the portion of the Participant's Compensation consisting of base salary and in excess of the limitation of Section 401(a)(17) of the Code, paid to the Participant in the Plan Year of reference. The "Company Contributions" shall be deemed to have been made in phantom shares of the Voting Securities valued on the basis of the closing price of the Voting Securities on the principal exchange on which the voting Securities are traded on the day the Company Contribution is credited to the Participant's Account.

         Compensation. "Compensation" means the sum of an Eligible Employee's base salary and such individual's annual incentive or sales incentive, as applicable, to be paid by the Company to the Eligible Employee. In determining "Compensation" the Participant's contributions under this Plan and under any other plan of deferred compensation maintained by the Company or an Affiliate shall be taken into account but there shall not be taken into account any one-time or other special bonuses, Company contributions to benefit plans, all fringe benefits, moving and relocation expenses and other forms of welfare benefits or long-term incentive payments.

         Compensation Deferral. "Compensation Deferral" means that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt until the Plan Year following the Participant's Termination Date except as otherwise specifically provided herein. A Participant's "Compensation Deferral" may consist of Base Salary Deferrals, Annual Incentive Deferrals , Sales Incentive Deferrals or a combination.

         Disabled. "Disabled" means a mental or physical condition that qualifies a Participant for total and permanent disability benefits under a Company sponsored long term disability plan.

         Earnings Crediting Options. "Earnings Crediting Options" means the deemed investment options selected by the Participant from time to time pursuant to which deemed earnings are credited to the Participant's Account.

         Effective Date. "Effective Date" means the effective date of the Plan which is July 1, 1999.

         Eligible Employee. "Eligible Employee" means an Employee who received Compensation in the prior Plan Year in excess of the compensation limit of section 401(a)(17) of the Code, as in effect from time to time. For a newly hired Employee, i.e., an Employee hired in the Plan Year prior to the Plan Year in which the Employee is to first elect to become a Participant, the Employee shall be an "Eligible Employee" for that Plan Year only if the Employee's annual rate of base salary is then in excess of the limit

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under Section 401(a)(17) of the Code.

         Employee. "Employee" means any individual employed by the Company on a regular, full-time basis (in accordance with the personnel policies and practices of the Employer), including citizens of the United States employed outside of their home country and resident aliens employed in the United States; provided, however, that to qualify as an "Employee" for purposes of the Plan, the individual must be a member of a group of "key management or other highly compensated employees" within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended.

         Enrollment Agreement. "Enrollment Agreement" means the authorization form, which an Eligible Employee files with the Committee to participate under
Article 4 of the Plan.

         Participant. "Participant" means an Eligible Employee who has filed a completed and executed Enrollment Agreement with the Committee or its designee and is participating in the Plan in accordance with the provisions of Article 4. In the event of the death or incompetency of a Participant, the term shall mean his personal representative or guardian. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant's Account.

         Plan. "Plan" means this plan, called the Pharmacia & Upjohn, Inc. Savings Plus Plan, as amended from time to time.

         Plan Year. "Plan Year" means the 12 month period beginning on each January 1 and ending on the following December 31 except that the first Plan Year shall begin on the Effective Date.

         Retirement. "Retirement" means the termination of the Participant's Service with the Employer (for reasons other than death) at or after age 65, or, if the Participant has 5 or more years of Service, at or after age 55.

         Sales Incentive Deferral. "Sales Incentive Deferral" means the portion of a Participant's Compensation based on the Company's sales incentive plan, in which the Participant participates, that the Participant has elected to defer pursuant to Article 4.

         Savings Plan. "Savings Plan" means the Pharmacia & Upjohn Employee Savings Plan, as it may be amended from time to time.

         Termination Date. "Termination Date" means the date of termination of a Participant's service with the Company and its Affiliates and shall be determined without reference to any compensation continuation arrangement or severance benefit arrangement that may be applicable.

         Voting Securities. "Voting Securities" means any the common securities of P&U, which carry the right to vote generally in the election of directors.

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                                    ARTICLE 3
                    ADMINISTRATION OF THE PLAN AND DISCRETION

         3.1 The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon P&U, the Company, the Board, all Employees, all Beneficiaries of Employees and all persons and entities having an interest therein.

         3.2 Members of the Committee and the Committee shall serve without compensation for their services unless otherwise determined by the Board. The Company shall pay all expenses of administering the Plan except as otherwise determined by the Committee.

         3.3 The Company shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

         3.4 Any decisions, actions or interpretations to be made under the Plan by P&U, the Company, the Board or Committee shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

                                    ARTICLE 4
                                  PARTICIPATION

         4.1 Election to Participate. Annually, all Eligible Employees will be offered the opportunity to make a Compensation Deferral. Any Eligible Employee may enroll in the Plan for a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee by a date set by the Committee, but in any event prior to the last day of April of the Plan Year for which the election is to be effective (for the Plan Year beginning on the Effective Date, the executed Enrollment Agreement will be due on the day before the Effective Date). Pursuant to said Enrollment Agreement, the Eligible Employee may elect an Annual Incentive Deferral, a Sales Incentive Deferral or a Base Salary Deferral, or a combination, and shall irrevocably elect the percentages, in whole percentages, by which (as a result of payroll reduction) a portion of the Participant's Compensation to be earned during the remainder of that Plan Year shall be deferred. A Participant's (i) Annual Incentive Deferral may be equal to any whole percentage of the Participant's annual incentive to be earned during the Plan Year of reference, (ii) Sales Incentive Deferral may be equal to any whole percentage of the

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Participant's periodic sales incentive to be earned during that Plan Year but shall apply only to payments otherwise due after the election and (iii) Base Salary Deferral may not exceed 80% of the Participant's base salary for that Plan Year. The Eligible Employee shall also provide in the Enrollment Agreement such other information as the Committee shall require. The Committee may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time. Any such limits shall be communicated by the Committee to the Participants prior to the commencement of a Plan Year.

         4.2 Company Contributions. The Company shall credit to each Participant's Account a Company Contribution based on the amount of the Participant's Base Salary Deferrals. Company Contributions will be credited as frequently as determined by the Committee acting on behalf of the Company.

                                    ARTICLE 5
                                    ACCOUNTS

         5.1 Creation of Accounts. The Committee shall establish and maintain separate Accounts with respect to each Participant. The amount of the Participant's Compensation Deferral shall be credited by the Company to the Participant's Account no later than the first day of the month following the month in which such Compensation would otherwise have been paid. Any amount once taken into account as Compensation for purposes of this Plan shall not be taken into account thereafter. The Participant's Account shall be reduced by the amount of payments made by the Company to the Participant or the Participant's Beneficiary pursuant to this Plan.

         5.2 Earnings on Accounts. A Participant's Account shall be credited with earnings in accordance with the Earnings Crediting Options elected by the Participant from time to time. Participants may allocate the sums credited their Account among the Earnings Crediting Options available under the Plan only in whole percentages; provided, however, that the Company Contribution shall be deemed to be invested, and shall remain, in phantom shares of Voting Securities. The deemed rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of the corresponding investment portfolios of the Savings Plan, or such other investment fund(s) as the Committee may designate from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses, mortality and expense risk insurance contract charges, and such other administrative expenses as the Committee determines should be charged to the Participants' Accounts. The Committee reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.

         5.3 Earnings Crediting Options. Notwithstanding that the rates of return credited to Participants' Account under the Earnings Crediting Options are based upon the actual performance of the corresponding portfolios of these Trusts, or such other investment funds as the Committee may designate, the Company shall not be obligated to

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invest any Compensation deferred by Participants under this Plan, Company
Contributions, or any other amounts, in such portfolios or in any other investment funds.

         5.4 Changes in Earnings Crediting Options. A Participant may change the Earnings Crediting Options to which the Participant's Account is deemed to be allocated with whatever frequency is determined by the Committee which shall not be less than four times per Plan Year. Each such change may include (a) reallocation of the Participant's existing Account in whole percentages and/or
(b) change in investment allocation of amounts to be credited to the Participant's Account in the future, as the Participant may elect.

         5.5 Valuation of Accounts. The value of a Participant's Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted from such Account.

         5.6 Statement of Account. The Committee shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in the Participant's Account.

         5.7 Distributions from Accounts. Any distribution made to or on behalf of a Participant from the Participant's Account shall be in cash except that, to the extent the Account is deemed invested in phantom shares of Voting Securities, a Participant may elect, in the manner prescribed by the Committee, to receive Voting Securities. Where a distribution will be in an amount that is less than the entire balance of any such Account, the distribution shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

                                    ARTICLE 6
                            DISTRIBUTION OF ACCOUNTS

         6.1 Distribution. Benefits shall be distributed in the Plan Year following (i) the Participant's Retirement or (ii) the Plan Year in which occurs the Participant's Termination Date, other than on account of death or becoming Disabled, as follows:

                  (a) Benefits Upon Retirement. In the case of a Participant whose Service with the Employer terminates on account of his Retirement, the Participant's Account shall be distributed in one of the following methods, as elected by the Participant in writing either in the Enrollment Agreement or in a separate election made at least three months prior to the beginning of the Plan Year in which distribution is to occur: (i) in a lump sum; or (ii) in annual installments not in excess of 10, as elected by the Participant. Any lump-sum benefit payable in accordance with this paragraph shall be paid in, but not later than January 31 of, the Plan Year following the Plan Year in which occurs the Participant's Retirement valued as of the last business day of the Plan Year preceding the date of payment. Annual installment payments, if any, shall commence not later than


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January 31 of the Plan Year following the Plan Year in which occurs the
Participant's Retirement, in an amount equal to (i) the value of such Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement or election form. The remaining annual installments shall be paid not later than January 31 of each succeeding Plan Year in an amount equal to (i) the value of such Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining. A Participant may change the election regarding the manner of payment as described in Section 6.1 of the Participant's Account at any time prior to October 1 of the Plan Year in which occurs the Participant's Retirement.

                  (b) Benefits Upon Termination of Employment. In the case of a Participant whose Termination Date occurs prior to the earliest date on which the Participant is eligible for Retirement, other than on account of becoming Disabled or by reason of death, the Participant's Account shall be distributed in a lump sum by January 31 of the Plan Year following the Participant's Termination Date valued as of the last business day of the Plan Year preceding the date of payment.

                  (c) Benefits Upon Change of Control. Within six months after a Change of Control, or if the Committee determines that a Change of Control is imminent, the Committee may determine to distribute a Participant's Account in a lump sum by January 31 of the Plan Year following the Change of Control or the date of the Committee's decision regarding the imminency of the Change of Control valued as of the last business day of the Plan Year preceding the date of payment.
                                    ARTICLE 7
                                   DISABILITY

         In the event a Participant becomes Disabled, the Participant's right to make any further deferrals under this Plan shall terminate as of the date for which the Participant first receives long-term disability benefits from the Company. A Participant who becomes Disabled shall be entitled to elect, within 90 days after receiving the first long-term disability benefit, but in any event prior to the end of the current Plan Year, to be treated as a Participant then eligible for Retirement, in which case the provisions of Section 6.1(a) shall be applicable, or else shall be treated as not having incurred a Termination Date until the Participant would otherwise have been eligible for Retirement in which case the provisions of Section 6.1(a) shall be applicable when the Participant would otherwise have actually been eligible for Retirement. The Participant's Account shall continue to be credited with earnings in accordance with Section
5.2 until such Account is fully distributed.

                                    ARTICLE 8
                                SURVIVOR BENEFITS

         8.1 Death of Participant Prior to the Commencement of Benefits. In the event of a Participant's death prior to the commencement of benefits in accordance with Article 6, benefits shall be paid to the Participant's Beneficiary, as determined under Section

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10.3, as provided in Section 8.2 in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant.

         8.2 Survivor Benefits. In the case of a Participant who dies prior to the commencement of benefits pursuant to Section 6.1, distribution of such Account shall be made, as elected by the Participant in the Enrollment Agreement or as may have been changed by the Participant, (a) in a lump sum as soon as practicable following the Participant's death, or (b) in the manner and at such time as such Account would otherwise have been distributed in accordance with
Section 6.1(a) had the Participant lived and retired on the earliest possible date. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such Account as of the last business day of the calendar month immediately preceding the date on which such benefit is paid. The amount of any annual installment benefit payable in accordance with this Section shall equal (a) the value of such Account as of the last business day of the calendar month immediately preceding the date on which such installment is paid, divided by (b) the number of annual installments to be paid pursuant to the election of the Participant in the Enrollment Agreement or as may have been changed by the Participant.

         8.3 Death of Participant After Benefits Have Commenced. In the event a Participant dies after annual installment benefits payable under Section 6.1 from the Participant's Account has commenced, but before the entire balance of such Account has been paid, any remaining installments shall continue to be paid to the Participant's Beneficiary, as determined under Section 10.3, at such times and in such amounts as they would have been paid to the Participant had he survived.

                                    ARTICLE 9
                                EMERGENCY BENEFIT

         In the event that the Committee, upon written request of a Participant receiving installment distributions, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from the Participant's Account, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to
Section 10.9 (the "Emergency Benefit"), based on the value of the Participant's Account as of the last business day of the month preceding the date of the Company's receipt of the Participant's request for payment. For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. It is intended that the Committee's determination as to whether a Participant has suffered an "unforeseeable financial emergency" shall be made consistent with the requirements under section 457(d) of the Code.

                                   ARTICLE 10
                                  MISCELLANEOUS

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         10.1 Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by P&U; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant's Accounts as of the effective date of such amendment, suspension, discontinuance or termination.

         10.2     Claims Procedure.

                  (a) Claim. A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Committee, setting forth the claim.

                  (b) Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety days for reasonable cause.

         If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

                                  (i) The specific reason or reasons for such
                  denial;

                                  (ii) The specific reference to pertinent
                  provisions of this Agreement on which such denial is based;

                           (iii) A description of any additional material or
                  information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

                           (iv) Appropriate information as to the steps to be
                  taken if the Claimant wishes to submit the claim for review;
                  and

                           (v) The time limits for requesting a review under
                  subsection (c) and for review under subsection (d) hereof.

                  (c) Request for Review. Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Committee. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such sixty-day period, the Claimant shall be barred and estopped from challenging the determination.

                  (d) Review of Decision. Within sixty days after the Committee's receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee will render a written opinion,


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written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty days after receipt of the request for review.

         10.3 Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant' s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

         10.4 Limitation of Participant's Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Employer for the benefit of its employees.

         10.5 No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action that is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Employer as a result of such action.

         10.6 Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then the Employer may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

         10.7 Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company's assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to

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the benefit of each Participant and the Participant's Beneficiaries, heirs, executors, administrators or successors in interest.

         10.8 Protective Provisions. Each Participant shall cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer. If a Participant refuses to cooperate, the Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant's Account in accordance with his prior elections.

         10.9 Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

         10.10 Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made. Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company. In the event that the Committee determines that a Change of Control is imminent, the Committee shall cause the company to create and fund a grantor trust of the Company that shall serve as the vehicle for paying all benefits due under the Plan and the amount contributed by the Company shall be the amount the Committee determines would then be due if the Plan were to terminate and all benefits were then to be paid in lump sum. If a Change of Control shall not have occurred within six months of such contribution by the Company, the Board may adopt a resolution to the effect that a Change of Control is not imminent and, in that event, up to all amounts contributed to the Trust and all earnings thereon, shall be repaid to the Company at the direction of the Board.

         10.11 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

         10.12 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the state of New Jersey, without reference to the principles of conflict of laws.

         10.13 Headings. Headings are inserted in this Plan for convenience of reference

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only and are to be ignored in the construction of the provisions of the Plan.

         10.14 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

         10.15 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.